UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report (Date of earliest event reported):  June 19, 1997


                          AMERISTAR CASINOS, INC.
     (Exact name of registrant as specified in its charter)


       Nevada               0-22494              88-0304799
  (State or other       (Commission File        (IRS Employer
  jurisdiction of           Number)            Identification
  incorporation or                                 Number)
   organization)


                    3773 Howard Hughes Parkway
                         Suite 490 South
                     Las Vegas, Nevada  89109
      (Address of principal executive offices and Zip Code)


                          (702) 567-7000
      (Registrant's telephone number, including area code)

      ITEM 5.  OTHER EVENTS.

     EFFECTIVENESS OF GEM SETTLEMENT AGREEMENT. Ameristar Casinos, Inc. (the "Company") previously reported that it entered into a Settlement Agreement (the "Settlement Agreement"), dated as of May 3, 1997, with the former stockholders (the "Gem Stockholders") of Gem Gaming, Inc. ("Gem"), which was acquired by the Company in October 1996 through the merger of Gem into Ameristar Casino Las Vegas, Inc., a wholly owned subsidiary of the Company. Gem was the original developer of The Reserve Hotel & Casino ("The Reserve") under construction in Henderson, Nevada. The Settlement Agreement provided that its effectiveness was subject to its approval by the Nevada Gaming Commission acting upon the recommendation of the Nevada State Gaming Control Board. The Settlement Agreement became effective on June 19, 1997 upon its approval by the Nevada Gaming Commission. Pursuant to the Settlement Agreement, the Company has made an initial payment to the Gem Stockholders of $4,000,000 and has issued to the Gem Stockholders unsecured subordinated promissory notes in the aggregate principal amount of $28,650,000. The terms of these promissory notes and the other principal terms of the Settlement Agreement are described in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, and the Settlement Agreement has been filed as an exhibit thereto.

     CONSTRUCTION OF THE RESERVE. The Company suspended construction on The Reserve in March 1997 as a result of the dispute with the Gem Stockholders. With the effectiveness of the Settlement Agreement, the Company is preparing to accelerate construction of The Reserve, and management currently believes that Phase I of The Reserve will open in January 1998. Phase I of The Reserve will have approximately 42,000 square feet of casino space (with approximately 1,350 slot machines and 26 table games), 224 hotel rooms, four restaurants, three bars and lounges, a race and sports book, approximately 1,500 surface parking spaces and a swimming pool. The food and beverage operations and back-of-house facilities included in Phase I of The Reserve will support both Phases I and II of The Reserve. The total acquisition and construction budget for Phase I of The Reserve is $118.0 million, including capitalized construction period interest, preopening costs, Phase I and II design costs and acquisition costs. As of May 31, 1997, approximately $71.0 million of this budget remained to be expended.

     Phase II of The Reserve, which will complete the Company's initial development plans for The Reserve, is planned to include approximately 28,000 square feet of additional casino area (with the addition of approximately 600 slot machines and 20 table games), the permanent porte cochere, a 1,500-space parking structure and enhancements to the swimming pool and garden area and the race and sports book facilities. The estimated construction and development cost of Phase II of The Reserve is estimated to be $35.0 million, including capitalized construction period interest. The timing of construction of Phase II is expected to be substantially dependent upon the Company's future cash flow following the opening of The Reserve.

     CONSTRUCTION OF HOTEL AT AMERISTAR CASINO VICKSBURG. As previously reported, the Company is developing an eight-story, 148-room deluxe hotel across the street from the main entrance to Ameristar Casino Vicksburg, in Vicksburg, Mississippi. It is currently anticipated

      that  construction will be completed in  March  1998.   The
Company has established a development and construction budget for this hotel of $9.8 million, including capitalized construction period interest.

     CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS. The information included in this Report includes forward-looking statements, such as statements concerning the respective designs, construction schedules and budgets for The Reserve and the hotel at Ameristar Casino Vicksburg. Actual results might differ materially from those projected in or anticipated or contemplated by these forward-looking statements due to various factors, many of which are beyond the control of the Company, including the availability and costs of financing to fund a portion of the budgeted amounts for construction and development. Information concerning certain other factors that may affect actual results is set forth above and in the Company's other publicly available reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. In particular, attention is drawn to the cautionary statements included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Forward-Looking Statements" in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996.



                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the undersigned registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     AMERISTAR CASINOS, INC.
                          (Registrant)
Date:  June 27, 1997


                               By:  /S/ Thomas M. Steinbauer
                                    Thomas M. Steinbauer,
                                    Senior Vice President and
                                    Chief Financial Officer